Contact:
Patriot National Bank
900 Bedford Street
Stamford, CT 06901
Charles F. Howell
President and CEO
Robert F. O’Connell
SEVP & CFO
(203) 324-7500
FOR IMMEDIATE RELEASE

PATRIOT NATIONAL BANCORP REPORTS QUARTERLY EARNINGS

 Stamford, CT, October 25, 2004. Patriot National Bancorp, Inc. (NASDAQ Small Cap "PNBK"), the parent of Patriot National Bank, reported net income for the quarter ended September 30, 2004 of $250,000 ($0.10 per share) compared to $316,000 ($0.13 per share) for the quarter ended September 30, 2003. Net income for the current quarter was up slightly from the quarter ended June 30, 2004 when net income was $240,000 ($0.10 per share). Net interest income in the current period was significantly higher than the prior period and the comparable period in the prior year due to the growth in the balance sheet and an improving net interest margin. Overall results were hampered, however, by the slowdown in the mortgage refinance business as a result of the higher interest rate environment.

Charles F. Howell, President and Chief Executive Officer of Patriot National Bank, reported that net interest income was $3,094,000 for the quarter ended September 30, 2004 representing an increase of 25% from the same period last year when net interest income was $2,478,000. The increase resulted from the growth in the balance sheet, an improving balance sheet mix and an increase in the net interest margin of 27 basis points. Compared to the quarter ended June 30, 2004 net interest income was up 15%. Non-interest income was down $495,000, or 45%, from the comparable period last year due to a lower volume of business being originated through the mortgage brokerage operation. Due to the growth in net interest income, pre-tax income in the commercial bank reporting segment for the quarter ended September 30, 2004 was up 67% compared to the quarter ended September 30, 2003 and was up 16% from the quarter ended June 30, 2004.

Total assets at September 30, 2004 were $369,000,000, an increase of 16% from September 30, 2003. Deposits increased 25% from $265,753,000 at September 30, 2003 to $331,000,000 at September 30, 2004. At the same time loans increased 22% to end the period at $254,000,000. Mr. Howell stated that the growth in deposits and loans is the result of expansion into new markets and continued growth in existing markets. A significant factor in the improving net interest margin was the increase in business checking account balances of 35% over the past year. Credit quality also improved during the quarter as $3,605,000 of non-accruing loans at June 30, 2004 are now current, leaving only $480,000 of delinquent non-accruing loans at September 30, 2004.

The Bank, which has eight branch locations in Fairfield County, Connecticut plans to open its ninth location in Wilton Center, Connecticut next month. The Bank has received regulatory approval to open a tenth location in Southport, Connecticut which will open in 2005. Patriot National Bank is headquartered in Stamford, Connecticut and currently has full service branches in Stamford, Greenwich, Old Greenwich, Norwalk, Wilton and Darien.

Quarter Ended September 30	2004	2003
(Dollars in thousands)

Net interest income	$ 3,094	$ 2,478
Non-interest income	616	1,111
Non-interest expense	3,056	2,865
Provision for loan losses	235	211
Income before taxes	419	514
Assets at period end	368,926	318,218

Statements in this news release concerning future results, performance, expectations or intentions are forward-looking statements. Actual results, performance or developments may differ materially from forward-looking statements as a result of known or unknown risks, uncertainties, and other factors, including those identified from time to time in the Company’s other filings with the Securities and Exchange Commission, press releases and other communications.